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                                  EXHIBIT 3.2.3


                                 Amendment No. 2
                                     To the
                           Second Amended and Restated
                               Operating Agreement


1. Section 2.4 of the Operating Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

                  "2.4 Names and Addresses of Members. The names, addresses,
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     Capital Contributions and number of Units held by the initial Members of the Company are set forth on Appendix A."

2. Section 4.1 of the Operating Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

                  "4.1 Initial Paid-In Capital. The Members listed on Appendix A
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     shall have contributed the cash to the capital of the Company as set forth therein. Capital Contributions for new Members accepted by the Board, from time to time, shall be made by each new Member as determined by the Board in its sole discretion."

3. Section 6.1(c) of the Operating Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

                  "(c) The Board of Directors shall be comprised of thirteen
     (13) members who shall be elected at the annual meeting of the Members in accordance with Section 8.2 of this Agreement. The Board of Directors shall be divided into three classes, Class I, Class II, and Class III, with Class I consisting of five (5) directors and Class II and Class III each consisting of four (4) directors. Duly elected and qualified Class I directors shall serve until the 2002 annual meeting of Members and, thereafter, the terms of the Class I directors shall extend until the third succeeding annual meeting after each election of such directors. Duly elected and qualified Class II directors shall serve until the 2003 annual meeting of Members and, thereafter, the terms of Class II directors shall extend until the third succeeding annual meeting after each election of such directors. Duly elected and qualified Class III directors shall serve until the 2004 annual meeting of Members and thereafter, the terms of Class III directors shall extend until the third succeeding annual meeting after each election of such directors."

Effective Date:  December 19, 2001.


                                               /s/ Jack G. Frahm
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                                                Jack G. Frahm, Secretary